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                                                                    EXHIBIT 12

                    Burlington Northern Inc.and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                      (In millions, except ratio amounts)

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

Year ended December 31,                               1994      1993      1992
- --------------------------------------------------------------------------------
Earnings:

  Pre-tax income.........................             $695      $521      $452

  Add:
     Interest, excluding capitalized
        interest.........................              155       145       186
     Portion of rent under long-term
        operating leases representative
        of an interest factor............               98        92       100


  Less: Equity in undistributed income of
          20-50% owned companies.........                4         3         -
                                                      ----      ----      ----


  Total earnings available for
        fixed charges....................             $944      $755      $738
                                                      ====      ====      ====

Fixed charges:

  Interest...............................             $157      $145      $186
  Portion of rent under long-term
     operating leases representative
     of an interest factor...............               98        92       100
                                                      ----      ----      ----

  Total fixed charges....................             $255      $237      $286
                                                      ====      ====      ====

Ratio of earnings to fixed charges.......             3.70x     3.19x     2.58x
                                                      ====      ====      ====

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